Exhibit 99.1

Tapestry CFO Wills to Leave; Search Commencing for Successor

NEW YORK--(BUSINESS WIRE)--November 6, 2018--Tapestry, Inc. (NYSE:TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today announced that the Company’s Chief Financial Officer, Kevin Wills, has advised he will be departing the Company to pursue another opportunity. In order to facilitate a smooth transition, Mr. Wills is expected to stay through February 8, 2019. The company is commencing a search for his successor with Spencer Stuart.

“During his tenure as CFO, Kevin has played an important role as a key member of our leadership team and we wish him the best of luck as he embarks on his next chapter,” said Victor Luis, Chief Executive Officer of Tapestry, Inc. “I am confident that we will find a strong successor to lead our seasoned finance team and that they will not miss a beat during the transition period.”

Kevin Wills added, “It has been an honor and privilege to be a part of the successful acquisition of Kate Spade and the establishment of Tapestry. I am confident in the foundation that we have built and the significant opportunities for our brands. Looking ahead, I am excited about being closer to my family.”

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," “confident,” “future,” "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” "anticipate," “excited about,” “moving,” “leveraging,” “capitalizing,” “developing,” “drive,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “on track,” “well positioned to,” “look forward to,” “to acquire,” “achieve,” “strategic vision,” “growth opportunities” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation and operational efficiency initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, the impact of tax legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick
Global Head of Investor Relations and Corporate Communications
212/629-2618
Christina Colone
Vice President, Investor Relations
212/946-7252